SCHEDULE 14A
               Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                      |X|
Filed by a Party other than the Registrant   |_|

Check the appropriate box:

|X| Preliminary Proxy Statement              |_| Confidential, For Use of the
|_| Definitive Proxy Statement                   Commission Only (as permitted
|_| Definitive Additional Materials              by Rule 14a-6(e)(2))
|_| Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                         STREICHER MOBILE FUELING, INC.
------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
------------------------------------------------------------------------------

(5) Total fee paid:
------------------------------------------------------------------------------

|_| Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


(1) Amount previously paid:___________________________________________________

(2) Form, Schedule or Registration Statement no.:_____________________________

(3) Filing Party:_____________________________________________________________

(4) Date Filed:_______________________________________________________________

                         STREICHER MOBILE FUELING, INC.
                     800 West Cypress Creek Road, Suite 580
                         Fort Lauderdale, Florida 33309


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         To be held on December 11, 2003


To the Shareholders of
Streicher Mobile Fueling, Inc.

      NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Shareholders of Streicher Mobile Fueling, Inc. will be held at Sheraton Suites Cypress Creek, 555 NW 62nd Street, Fort Lauderdale, Florida, on December 11, 2003 beginning at 9:00 a.m. local time. At the meeting, shareholders will act on the following matters:

      o Elect six directors to the Company's Board of Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected;

      o Ratify the Company's private placement of 2,008,250 Common Stock Purchase Warrants in connection with the issuance of $6.925 million in Senior Subordinated Promissory Notes; and

      o  Any other matters that may properly come before the meeting.

      Only shareholders of record at the close of business on October 23, 2003 are entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment thereof.

      Your vote is important. Whether you plan to attend the meeting or not, you may vote your shares by marking, signing, dating and mailing the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so even if you have already voted your shares. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting.


                                       By Order of the Board of Directors
                                       RICHARD E. GATHRIGHT
                                       President, Chief Executive Officer and
                                       Director

October 28, 2003
Fort Lauderdale, Florida

                         STREICHER MOBILE FUELING, INC.
                     800 West Cypress Creek Road, Suite 580
                         Fort Lauderdale, Florida 33309

                     --------------------------------------

                                 PROXY STATEMENT

                     ---------------------------------------

      This proxy statement contains information related to the Annual Meeting of Shareholders to be held on December 11, 2003 at 9:00 a.m. local time, at Sheraton Suites Cypress Creek, 555 NW 62nd Street, Fort Lauderdale, Florida, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by the Board of Directors of Streicher Mobile Fueling, Inc. The proxy materials relating to the annual meeting are being mailed to shareholders entitled to vote at the meeting on or about October 28, 2003.

                                ABOUT THE MEETING

WHY ARE WE CALLING THIS ANNUAL MEETING?

      We are calling the annual meeting to seek the approval of our shareholders to:

      o Elect six directors to the Company's Board of Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected;

      o Ratify the Company's private placement of 2,008,250 Common Stock Purchase Warrants in connection with the issuance of $6.925 million in Senior Subordinated Promissory Notes; and

      o  Any other matters that may properly come before the meeting.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

      Our Board believes that the election of the nominated directors and ratification of the private placement are advisable and in the best interests of Streicher Mobile Fueling, Inc. and its shareholders and recommends that you vote FOR the nominees and the private placement.

WHO IS ENTITLED TO VOTE AT THE MEETING?

      Only shareholders of record at the close of business on the record date, October 23, 2003, are entitled to receive notice of the annual meeting and to vote the shares of Common Stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Holders of our Common Stock are entitled to one vote per share on each matter to be voted upon.

      As of the record date, we had 7,248,460 outstanding shares of Common
Stock.

WHO CAN ATTEND THE MEETING?

      All shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of your proxy card delivered to you by your broker or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

WHAT CONSTITUTES A QUORUM?

      The presence at the annual meeting, in person or by proxy, of the holders of a majority of our Common Stock outstanding on the record date will constitute a quorum for our meeting. Signed proxies received but not voted and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

HOW DO I VOTE?

      You can vote on matters that come before the annual meeting by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope.

      Your shares will be voted as you indicate on your proxy card. If you vote the enclosed proxy but you do not indicate your voting preferences, and with respect to any other matter that properly comes before the meeting, the individuals named on the proxy card will vote your shares FOR the matters submitted at the meeting, or if no recommendation is given, in their own discretion.

      If you attend the annual meeting and prefer to vote in person, you may do so even if you have already voted your shares by proxy.

WHAT IF I VOTE AND THEN CHANGE MY MIND?

      You may revoke your proxy at any time before it is exercised by:

      o filing with the Secretary of Streicher Mobile Fueling, Inc. a notice of revocation;

      o  sending in another duly executed proxy bearing a later date; or

      o  attending the meeting and casting your vote in person.

      Your latest vote will be the vote that is counted.

WHAT VOTE IS REQUIRED TO APPROVE THE ITEMS OF BUSINESS?

      For purposes of electing directors, the nominees receiving the greatest number of votes of Common Stock shall be elected directors. Ratification of the private placement requires the affirmative vote of the majority of our outstanding Common Stock represented in person or by proxy at the meeting. Approval of any other matter that may properly come before the annual meeting requires the affirmative vote of the majority of our outstanding Common Stock represented in person or by proxy (unless such matter requires a greater vote under our Articles of Incorporation).

WILL OUR INDEPENDENT AUDITORS BE PRESENT AT THE ANNUAL MEETING?

      A representative of KPMG LLP, our independent auditors, is expected to be in attendance at the annual meeting and to be available to respond to questions.

HOW ARE WE SOLICITING THIS PROXY?

      We are soliciting this proxy on behalf of our Board by mail and will pay all expenses associated therewith. Some of the officers and other employees of Streicher Mobile Fueling, Inc. also may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the capital stock and to obtain proxies.

         PROPOSAL TO ELECT SIX INDIVIDUALS TO THE BOARD OF DIRECTORS

                                (PROPOSAL NO. 1)

NOMINEES

      The Board has fixed at six the number of directors that will constitute the Board for the ensuing year. Each director elected at the annual meeting will serve for a term expiring at the 2004 Annual Meeting of Shareholders, or until his successor has been duly elected and qualified. Wendell R. Beard, Richard E. Gathright, C. Rodney O'Connor, Robert S. Picow, W. Greg Ryberg, and Larry S. Mulkey, each of whom is an incumbent director, have been nominated to be elected at the annual meeting by the holders of Common Stock and proxies will be voted for such persons absent contrary instructions.

      Our Board has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees and for such other person as may be designated by the Board, unless it is directed by a proxy to do otherwise.

      Each of the nominees for election as a director is a current member of our Board. Mr. O'Connor has served as a director since 1999, Messrs. Beard, Gathright, Picow and Ryberg have served as directors since 2001, and Mr. Mulkey has served as a director since 2002.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
               THE ELECTION OF EACH OF THE SIX INDIVIDUALS TO THE
                               BOARD OF DIRECTORS

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS

      Our executive officers, directors and director nominees are as follows:

           Name               Age            Position and Office
-------------------------    -----  --------------------------------------------
Richard E. Gathright          49    Chairman, President and Chief Executive
                                      Officer
Michael S. Shore              35    Chief Financial Officer, Senior Vice
                                      President, Secretary and Treasurer
Paul C. Vinger                33    Senior Vice President,
                                      Fleet Operations and Corporate Planning
Gary G. Williams              47    Senior Vice President,
                                      Commercial Operations
Timothy W. Koshollek          39    Vice President, Marketing

Wendell R. Beard              76    Director

Larry S. Mulkey               60    Director

C. Rodney O'Connor            69    Director

Robert S. Picow               48    Director

W. Greg Ryberg                57    Director


      MR. GATHRIGHT has been President and Chief Executive Officer of the Company since November 2000, a Director since March 2001 and Chairman of the Board since November 2002. He is responsible for the management of all business affairs of the Company, reporting directly to the Board of Directors. He was an advisor on operational and financial matters to the senior management of several domestic and international energy companies from January 2000 through October 2000. From September 1996 to December 1999, he was President and Chief Operating Officer of TransMontaigne Inc., a Denver-based publicly owned company providing logistical services to major energy companies and large industrial customers; a Director from April 1995 to December 1999; Executive Vice President from April 1995 to September 1996; and from December 1993 to April 1995 was President and Chief Operating Officer of a predecessor of TransMontaigne. From 1988 to 1993, he was President and Director of North American Operations for Aberdeen Petroleum PLC, a London-based public company engaged in international oil and gas operations, also serving on its Board of Directors. Prior to joining Aberdeen, he held a number of positions in the energy industry in the areas of procurement, operations and management of oil and gas assets.

      MR. SHORE has been Chief Financial Officer, Senior Vice President, Secretary and Treasurer since February 2002. Prior to joining the Company, he was CEO and President of Shore Strategic and Financial Consulting, providing financial, management and information systems technology services to corporate clients in the United States and Latin America. From 1998 to 2000, he served as Director of Finance/Controller for the North American Zone

Operations of Paris-based Club Mediterranee. From 1996 to 1998, he was Vice President of Finance/Controller for Interfoods of America, Inc., the largest Popeyes Fried Chicken & Biscuits franchisee. From 1994 to 1996, he was the Manager of Accounting for Arby's, Inc. Mr. Shore began his professional career in 1990 with Arthur Andersen LLP & Company where he became a Senior Auditor.

      MR. VINGER has been Senior Vice President, Fleet Operations and Corporate Planning since November 2002 and Vice President, Fleet Operations and Corporate Planning for the Company since August 2001, managing all fleet operations and fuel delivery functions, and additionally responsible for corporate planning and analysis; and from December 2000 to August 2001, he was Director of Corporate Planning. He was Senior Analyst of Corporate Planning and Finance for TransMontaigne Inc. from September 1998 to December 2000, responsible for operations and acquisitions analyses and the management of supply scheduling and product allocations. From 1997 to 1998, he was a Manager of Terminal Operations for TransMontaigne Inc. responsible for petroleum product and chemical terminals. From 1994 to 1997, he was a Research Associate for E. I. Dupont. From 1991 to 2001, Mr. Vinger served to the rank of Captain in the United States Military.

      MR. WILLIAMS has been Senior Vice President, Commercial Operations for the Company since February 2001, responsible for Marketing and Sales and Product Procurement. From 1995 to February 2001, he was Vice President of Marketing for the supply, distribution and marketing subsidiary of TransMontaigne Inc., managing wholesale marketing functions in the Mid-Continent, Southeast and Mid-Atlantic and serving on that company's senior risk management committee. From 1987 to 1995, he was Regional Manager for Kerr-McGee Refining Corporation, responsible for unbranded petroleum product sales in its southeastern United States 11 state marketing region. Prior to 1987, Mr. Williams held various positions in the product procurement, marketing and sales, and trucking sectors of the petroleum industry.

      MR. KOSHOLLEK has been Vice President, Marketing for the Company since March 1998. From October 1996 to March 1998, he was Vice President of Marketing and Operations for the Company and from 1994 to October 1996 served in the same position for Streicher Enterprises, Inc., the Company's predecessor. From 1992 to 1993, he was an owner and the General Manager of Premier Wholesale Seafood Exchange, Inc. From 1989 to 1992, he was an Operations Manager of Streicher Enterprises, Inc. responsible for its Southeast division fuel delivery operations. From 1986 to 1988, Mr. Koshollek was Sales and Maintenance Manager of Kay Yacht Management, Inc., responsible for new customer sales, set-up and maintenance programs.

      MR. BEARD has served as a Director of the Company since July 2001. He retired from Ryder System, Inc. in June 1994 after 17 years of service, the last three years as Executive Vice President, responsible for corporate public relations, advertising, government relations, special events and the Ryder Foundation. From August 1989 to June 1991, he served as Senior Vice President and from August 1987 to August 1989 as Vice President. From 1977 to 1984, he was Vice President of Corporate Development for Truck Stops Corporation of America, a Ryder subsidiary. He has served on the Executive Committee of the American Trucking Association, and for the past 16 years has been an advisor to the Truck Rental and Leasing Association. He is a board and/or committee member on numerous civic organizations.

      MR. MULKEY has served as a Director of the Company since November 2002. He is currently the CEO and President of Mulkey & Associates, Inc. which provides consulting services specializing in transportation and logistics, business strategy, and real estate. He retired from Ryder System, Inc. in 1997 after 31 years of service, the last five years as President of Worldwide Logistics and a member of the executive committee. Mr. Mulkey has served as a board and/or committee chairman in numerous organizations, including the American Trucking Association, and was the 1997 recipient of the Distinguished Service Award of the Council of Logistics Management which is the highest honor in the logistics industry.

      MR. O'CONNOR has served as a Director of the Company since July 1999. Since 1976, he has been the Chairman and Chief Executive Officer of Cameron Associates, Inc., a financial communications firm. Prior to 1976, he served in numerous positions over a 20-year period in the investment industry with Kidder Peabody and Bear Stearns. Mr. O'Connor also serves as a director of Atrix Laboratories, Inc., a publicly traded specialty pharmaceutical company focused on advanced drug delivery.

      MR. PICOW has served as a Director of the Company since March 2001. Since June 2001 he has served a Director of Fundamental Management Corporation, a private fund management company and since 1998, as a director of SBA Communications Corporation, a publicly traded company. From June 1996 to August 1997, he served as the Vice Chairman of Brightpoint, Inc., a publicly traded company and was its President from June 1996 until October 1997. In 1981, Mr. Picow founded Allied Communications, Inc., a distributor of communications equipment and was its Chairman, Chief Executive Officer and President until its merger in 1996 with Brightpoint. For the past year he has served on the Board of Trustees for the Children's Place at Homesafe.

      MR. RYBERG has served as a Director of the Company since July 2001. He has been a South Carolina State Senator since 1992 serving on numerous Senate Committees. Since July 1999, he has been Chief Executive Officer and President of REI, Inc., a wholesale fuel distributor. From 1977 to 1999, he was President of R&H Maxxon, Inc., an Exxon wholesale fuel distributor and the owner and operator of gasoline convenience stores. In July of 1999, R&H Maxxon was sold to The Pantry, Inc. together with its chain of 53 convenience stores, with the wholesale fuel business retained as REI, Inc. Mr. Ryberg additionally serves on numerous boards and commissions and was the 1998 Ernst and Young Entrepreneur of the Year for the Carolinas in the retail/wholesale/distribution category.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that our directors and executive officers and persons who own more than ten percent of the our Common Stock, file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten percent shareholders are required by SEC rules to furnish us with copies of all ownership reports they file with the SEC.

      To our knowledge, based solely on review of the copies of such reports furnished to us and representations that no other reports were required, during the period ended June 30, 2003, all of the Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied except that two Forms 4 (Statements of Changes in Beneficial Ownership) reporting a total of two transactions by Active Investors III, Ltd. were filed on an untimely basis.

SUMMARY COMPENSATION TABLE

      The following table sets forth certain summary information concerning compensation paid or accrued by the Company for on behalf of our Chairman and Chief Executive Officer, four other executive officers and our former Chief Executive Officer (the "Named Executive Officers") for the following periods:

      February 1, 2000 through January 31, 2001
      February 1, 2001 through June 30, 2001
      July 1, 2001 through June 30, 2002
      July 1, 2002 through June 30, 2003

      No other executive officer's salary and bonus equaled or exceeded $100,000 for such years.

                           SUMMARY COMPENSATION TABLE

                                                                                                      Long Term
                                                                                                     Compensation
                                                                                                        Awards
                                                                                                      Securities         All Other
    Name and Principal Position                    Periods          Salary           Bonus        Underlying Options   Compensation
    ---------------------------                    -------          ------           -----        ------------------   ------------

Richard E. Gathright,                          7/1/02 - 6/30/03    $ 300,000           --                --                  --
   Chairman of the Board, President            7/1/01 - 6/30/02    $ 299,999           --                --                  --
   and Chief Executive Officer                 2/1/01 - 6/30/01    $ 126,923           --                --                  --
                                               2/1/00 - 1/31/01    $  65,769           --             500,000                --

Michael S. Shore,                              7/1/02 - 6/30/03    $ 125,000           --                --                  --
    Senior Vice President,                     7/1/01 - 6/30/02    $  42,789           --              80,000                --
    Chief Financial Officer,                   2/1/01 - 6/30/01          -0-           --                --                  --
    Secretary and Treasurer                    2/1/00 - 1/31/01          -0-           --                --                  --

Paul C. Vinger,                                7/1/02 - 6/30/03    $ 100,001           --                --                  --
    Senior Vice President,                     7/1/01 - 6/30/02    $  93,077           --             50,000                 --
    Fleet Operations and Corporate             2/1/01 - 6/30/01    $  24,615           --                --                  --
    Planning                                   2/1/00 - 1/31/01    $  10,346           --             20,000                 --

Gary G. Williams                               7/1/02 - 6/30/03    $ 140,000           --                --                  --
    Senior Vice President, Commercial          7/1/01 - 6/30/02    $ 140,000           --                --                  --
    Operations                                 2/1/01 - 6/30/01    $  51,154           --             80,000                 --
                                               2/1/00 - 1/31/01           --           --                --                  --

Timothy W. Koshollek                           7/1/02 - 6/30/03    $ 106,318           --                 --                 --
    Vice President,                            7/1/01 - 6/30/02    $ 102,471           --             15,000                 --
    Marketing and Sales                        2/1/01 - 6/30/01    $  39,535           --                --                  --
                                               2/1/00 - 1/31/01    $  87,923           --             40,000                 --

Stanley H. Streicher,                          7/1/02 - 6/30/03    $ 270,000(1)        --                --                  --
    Former Chief Executive                     7/1/01 - 6/30/02    $ 276,924           --                --                  --
    Officer                                    2/1/01 - 6/30/01    $ 126,923           --                --             $13,673 (2)
                                               2/1/00 - 1/31/01    $ 334,231           --                --                  --

---------------
(1) Of this amount, $259,616 was withheld by the Company and, after deduction of income and other taxes, applied toward the repayment of amounts owed to the Company by Mr. Streicher.
(2) Compensation for transfer of title to automobile.

      The aggregate amount of perquisites and other personal benefits provided to each named Executive Officer is less than 10% of the total annual salary and bonus of such officer.

EMPLOYMENT CONTRACTS

      The Company entered into a three-year employment agreement with Stanley H. Streicher on November 1, 2000, pursuant to which Mr. Streicher serves as Chairman of the Board of Directors and performs other functions requested by the Company. The agreement provides for an annual salary of $300,000, bonuses, if any, as determined by the Board and that 980,000 stock options held by Mr. Streicher will be forfeited to the Company, without additional consideration, upon the request of the Board. On December 21, 2000, Mr. Streicher forfeited these stock options in response to such a request. On September 9, 2001, Mr. Streicher's annual salary was reduced to its current level of $270,000. The agreement further provides that it may be terminated by the Company at any time and for any reason. If the agreement is terminated without cause, Mr. Streicher is entitled to receive his base salary until the later of eighteen months following the actual date of termination or October 31, 2002. If the agreement is terminated for cause, Mr. Streicher is not entitled to any further salary or other compensation.

      By agreement dated April 1, 2002, the Company, Mr. Streicher and a company wholly owned by Mr. Streicher, Supreme Oil Company, agreed that Mr. Streicher would undertake an orderly liquidation of his and Supreme's shares of the Company's common stock, directly or indirectly, and use the net proceeds of any sales of such stock to repay approximately $680,000 which he and Supreme owed to the Company. On or about June 13, 2002, Supreme sold 613,000 shares of the stock for net proceeds of approximately $680,000. Mr. Streicher has paid $480,000 of the proceeds of that sale to the Company but has challenged the validity of portions of the underlying debt and has therefore declined to pay the balance of approximately $200,000 to the Company. As a result of Mr. Streicher's actions, effective July 19, 2002, the Company suspended further payments of salary to Mr. Streicher under his November 1, 2000 employment agreement. The Company believes that Mr. Streicher's retention of the $200,000 was a breach of the April 1, 2002 debt repayment agreement between him and the Company and constitutes grounds for termination of Mr. Streicher's employment agreement for cause. As of September 30, 2003, the Company has not terminated Mr. Streicher for cause under his employment agreement. If the Company does so, it will no longer be obligated to pay any salary or other compensation to him under that agreement. Any such termination would not affect the obligation of Mr. Streicher and Supreme to repay the balance of the $200,000. As of September 30, 2003, the remaining outstanding balance including accrued but unpaid interest was $10,113.

      The Company entered into an employment agreement with Richard E. Gathright on October 26, 2000 pursuant to which Mr. Gathright serves as President and Chief Executive Officer of the Company. The agreement has a term of three years, commencing on October 26, 2000, provides for an annual base salary of $300,000, participation, with other members of management, in a bonus program, whereby up to 10% of the Company's pretax profits will be set aside for bonus payments, and the grant of 500,000 options to purchase shares of the Company's common stock at a price of $1.50 per share. The agreement further provides that it may be terminated by the Company at any time and for any reason. If the agreement is terminated by the Company without cause, Mr. Gathright shall be due the greater of all base salary payable through the remaining term of the agreement or eighteen months base salary. If the agreement is terminated for cause, as defined, Mr. Gathright will not be entitled to the severance payments specified. On September 25, 2003, the Company and Mr. Gathright extended the term of the agreement until October 25, 2004.

      The Company has also entered into written employment agreements with certain other company officers. The agreements vary in length of terms up to one year and automatically renew for successive periods unless notice of termination is given by the Company prior to a renewal period.

STOCK OPTION INFORMATION

      The following table sets forth, with respect to the Named Executive Officers, certain information concerning the grant of stock options in the fiscal year ended June 30, 2003.

                                       OPTION GRANTS IN THE FISCAL YEAR ENDED JUNE 30, 2003

                                                                 Individual Grants
                                             -----------------------------------------------------
                                                           % of Total                               Potential Realizable Value at
                                             Number of        Options                                  Assumed Annual Rates of
                                             Securities     Granted to                               Stock Price Appreciation for
                                             Underlying    Employees in    Exercise                         Option Term (1)
                               Date of        Options         Fiscal         Price      Expiration  -----------------------------
       Name                     Grant         Granted          Year        ($/Share)       Date          5%($)           10%($)
--------------------           -------       ----------    ------------    ---------    ----------  -----------------------------
Richard E. Gathright             --             --              --            --           --             --              --
Michael S. Shore                 --             --              --            --           --             --              --
Paul C. Vinger                   --             --              --            --           --             --              --
Gary W. Williams                 --             --              --            --           --             --              --
Timothy W. Koshollek             --             --              --            --           --             --              --
Stanley H. Streicher             --             --              --            --           --             --              --

--------------------
(1) Potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). The 5% and 10% assumed annual rates of appreciation are mandated by SEC rules and do not represent the Company's estimate or projection of the future price of the Common Stock.

STOCK OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

      The following tables set forth certain information concerning option exercises in the fiscal year ended June 30, 2003, the number of options held by the Named Executive Officers as of the fiscal year ended June 30, 2003 and the value (based on the fair market value of a share of stock at fiscal year-end) of in-the-money options outstanding as of such dates.

                                                           Number of Unexercised             Value of Unexercised
                              Number of                         Options At                 In-the-money Options At
                               Shares                         June 30, 2003                   June 30, 2003 (1)
                              Acquired        Value    -------------------------------    ------------------------------
       Name                  On Exercise    Realized   Exercisable       Unexercisable    Exercisable      Unexercisable
                             -----------    --------   -----------       -------------    -----------      -------------
Richard E. Gathright             --            --        333,333            166,667            --                --
Michael S. Shore                 --            --         16,000             64,000          $800            $3,200
Paul C. Vinger                   --            --         32,000             38,000            --                --
Gary G. Williams                 --            --         48,000             32,000            --                --
Timothy W. Koshollek             --            --         57,000             28,000            --                --
Stanley H. Streicher             --            --             --                 --            --                --

----------------
(1) The closing sale price for the Company's Common Stock as reported on the NASDAQ SmallCap Market on June 30, 2003 was $1.12. Value is calculated by multiplying (a) the difference between $1.12 and the option exercise price of $1.07 by (b) the number of shares of Common Stock underlying the option.


                           SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
                                          EQUITY COMPENSATION PLAN INFORMATION

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                            Number of securities
                                                                                                          remaining available for
                                                                                       Weighted average    future issuance under
                                                                                      exercise price of     equity compensation
                                                                                         outstanding          plans (excluding
                                   Number of securities to be issued upon exercise    options, warrants    securities reflected in
         Plan Category               of outstanding options, warrants and rights         and rights              column (a) )
                                                           (a)                               (b)                     (c)
-----------------------------------------------------------------------------------------------------------------------------------
   Equity compensation plans      1996 Employee Stock Option Plan -  126,452                  $4.75                  -0-
 approved by security holders     2000 Employee Stock Option Plan -  861,000 (1)              $1.46                349,000
                                  2001 Directors Stock Option Plan - 185,000                  $1.51                 65,000
-----------------------------------------------------------------------------------------------------------------------------------
 Equity compensation plans not                     Not Applicable                        Not Applicable        Not Applicable
 approved by security holders
-----------------------------------------------------------------------------------------------------------------------------------
             TOTAL                                    1,172,452                              $ 1.82                414,000
-----------------------------------------------------------------------------------------------------------------------------------

----------------
(1) Under the 2000 Plan, 1,000,000 shares of common stock are reserved for issuance upon the exercise of options, with the amount reserved being increased each year by ten percent of the total shares subject to the 2000 Plan at the end of the previous calendar year.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      During the fiscal year ended June 30, 2003, the Board of Directors held five (5) meetings and took action by unanimous written consent eleven (11) times. No incumbent director attended fewer than 75 percent of the aggregate of
(i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committees. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.

      Messrs. Beard, Mulkey and Ryberg currently serve on the Audit Committee, which met six (6) times during or in connection with the fiscal year ended June 30, 2003. The duties and responsibilities of the Audit Committee include (a) recommending to the full Board the appointment of the Company's auditors and any termination of engagement, (b) reviewing the plan and scope of audits, (c) reviewing the Company's significant accounting policies and internal controls and (d) having general responsibility for all related auditing matters.

      Messrs. Beard, Mulkey and Picow currently serve on the Compensation Committee, which met two (2) times during the fiscal year ended June 30, 2003. This Committee administers the 1996 and 2000 Stock Option Plans and has the power and authority to (a) determine the persons to be awarded options and the terms thereof and (b) construe and interpret the 1996 and 2000 Stock Option Plans. This Committee also is responsible for the final review and determination of compensation of the CEO and other executive officers.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors is established pursuant to our Bylaws and the Audit Committee Charter adopted by the Board of Directors on March 1, 2001, and as amended May 14, 2003. A copy of the Audit Committee Charter, as amended May 14, 2003, is attached to this Proxy Statement as Appendix A.

      Management is responsible for our internal controls and the financial reporting process. Our independent auditors are responsible for performing the independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee is comprised of three non-management directors and its responsibility is generally to monitor and oversee the processes described in the Audit Committee Charter.

      As of the date hereof, each member of the Audit Committee is independent in the judgment of our Board and as required by the listing standards of the Nasdaq. Mr. O'Connor, who served as a member until November 21, 2002, was not an independent director for the fiscal year ended June 30, 2003, as a result of his receipt, through Cameron Associates, Inc., of slightly more than $60,000 for services rendered as a financial and public relations advisor of the Company, which services he has provided to the Company since 1997. See "Certain Relationships and Related Transactions" below. At the time, however, the Board believed that, in light of Mr. O'Connor's financial acumen, investment experience, and his knowledge of our operations and financial history, it was in the best interests of the Company and its shareholders for Mr. O'Connor to serve as a member of the Audit Committee.

      Mr. Beard receives from the Company a monthly fee for consulting services of $1,250 per month plus out of pocket expenses. Accordingly, Mr. Beard qualified as "independent" for the fiscal year ended June 30, 2003 since he received less than $60,000 in annual compensation from the Company. On the other hand, under the new rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002, Nasdaq is required to put in place new rules which, among other things, prohibit any form of compensation, other than directors' fees, for audit committee members of Nasdaq-listed companies. These rules must be effective no later than the first annual shareholders meeting after January 15, 2004, or, in any event, by October 31, 2004. Nasdaq has in fact proposed such rules but they have not yet been approved by the Securities and Exchange Commission, which is required to do so by December 31, 2003. When the Nasdaq rule is finally adopted and effective, the Company must either discontinue the $1,250 monthly fee to Mr. Beard or replace him on the Audit Committee with another director who meets the new definition of "independence" after Sarbanes-Oxley.

      With respect to the fiscal year ended June 30, 2003, in addition to its other work, the Audit Committee:

      o Reviewed and discussed with the Company's management and the independent auditors the quarterly reports for the periods ended September 30, 2002, December 31, 2003 and March 31, 2003; and reviewed and discussed the audited consolidated financial statements for the fiscal year ended June 30, 2003.

      o Discussed with the independent auditors the matters required to be discussed by generally accepted auditing standards; and

      o Received from the independent auditors written affirmation of their independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the firm's independence. The independent auditors also met with the Audit Committee without any members of management being present.

      The Audit Committee selected our independent accountants, KPMG LLP, for the year ended June 30, 2003.

      Based upon the Audit Committee members' review of the audited consolidated financial statements for the year ended June 30, 2003 as prepared by management and audited by KPMG LLP and the discussions with management and the auditors referenced above, the Committee recommended to the Board of Directors that those audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2003 for filing with the Securities and Exchange Commission.

              Wendell R. Beard, Larry S. Mulkey and W. Greg Ryberg


REPORT OF THE COMPENSATION COMMITTEE

      The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is composed of Messrs. Beard, Mulkey and Picow. The Committee's general philosophy with respect to compensation of the Company's executive officers has been to offer competitive compensation designed to attract and retain key executives critical to the long-term success of the Company and to recognize and individual's contribution and personal performance. The principal component of executive compensation has been base salary. Executive officers may also be granted stock options and bonuses.

      BASE SALARIES. Base salaries are initially determined by evaluating the responsibilities of the position held and by reference to the competitive marketplace for executive talent through review of an individual's background and overall expertise in the Company's line of business and the salaries of similarly situated executives. The Company believes that it is competitive with respect to initial base salaries. Increases to base salaries are also influenced by the performance of the Company and the individual against established goals and objectives.

      STOCK OPTIONS. The Company's Stock Option Plan provides such an incentive through the award of stock options to executive officers and other key employees. The Stock Option Plans are administered by the Compensation Committee. During the fiscal year ended June 30, 2003, no options were granted to the Company's executive officers.

      ANNUAL BONUS. The Company maintains an annual incentive bonus program which provides for the payment of cash bonuses to executive officers and other key employees of the Company based upon the Company's financial performance and individual performance. No bonuses were awarded to the Company's Chief Executive Officer or other executive officers during the fiscal year ended June 30, 2003.

      EMPLOYMENT AGREEMENTS. In November 2000, the Company entered into an employment agreement with Stanley H. Streicher, the Company's former Chairman of the Board. In October 2000, the Company entered into an employment agreement with Richard E. Gathright, the Company's President and Chief Executive Officer. The Company has entered into employment agreements with other executive officers which automatically renew for successive periods unless notice of termination is given by the Company prior to a renewal period and which provide for severance payments of up to six months upon a termination without cause. On September 25, 2003, the Committee voted to extend Mr. Gathright's employment agreement, which would have expired on October 25, 2003, for another year without changing any of the other terms, so that it now expires on October 25, 2004.

              Wendell R. Beard, Larry S. Mulkey and Robert S. Picow


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Beard, Mulkey and Picow, all members of the Company's Compensation Committee, loaned the Company money in exchange for unsecured subordinated promissory notes and Common Stock Purchase Warrants to purchase shares of the Company's Common Stock during the fiscal year ended June 30, 2003. See "Certain Relationships and Related Transactions" below.


DIRECTOR COMPENSATION

      The Company compensates each non-employee director with a director's fee of $1,500 per quarter. In addition, the Company's directors are reimbursed for any out-of-pocket expense incurred by them for attendance at meetings of the Board of Directors or committees thereof. Mr. Mulkey currently receives a quarterly fee of $1,250 plus reimbursement of out of pocket expenses on account of his service as chairman of the Audit Committee.

      Each non-employee who served as a member of the Company's Board of Directors as of the May 10, 2001, effective date of the Directors Plan, and each non-employee who is elected or otherwise appointed as one of the Company's directors thereafter, received a fully vested option to purchase 20,000 shares of stock exercisable at the closing price on the date of grant. In addition, on the last day of each fiscal quarter while the Directors Plan is in effect, each non-employee director receives an additional grant of an option to purchase 625 shares of stock at the closing price on the last trading day in the quarter. Further, in accordance with the Directors Plan, additional options may be granted to non-employee directors from time to time on a discretionary basis.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On December 23, 2002, the Company issued a $150,000 short-term promissory note to Active Investors III Limited, a principal shareholder. The note was due on January 31, 2003, with interest at 5% over the prime interest rate. On January 21, 2003 the Company and the holder of the note substituted the note for a $150,000 subordinated promissory note due on January 31, 2005, bearing interest at an annual rate of 9%. On January 21, 2003, the Company issued $150,000 of subordinated promissory notes to each of the Company's director, Rodney C. O'Connor and to Active Investors III. The notes are also due on January 31, 2005 and bear interest at an annual rate of 9%. With the consent of the holders, interest on the notes may be paid in the Company's Common Stock, with the stock value based on the closing bid price of the stock for the five trading days before the last day of the quarter in which the interest is due but in no event less than the closing bid price at the time of issuance or the average of the closing bid prices for the five trading days prior to such time, whichever is lower (the "January 2003 Notes"). Active Investors III is one of two private funds managed by Fundamental Management Corporation. Mr. O'Connor and Robert Picow, another director of the Company, are members of the board of directors of Fundamental Management Corporation. During the fiscal year ended June 30, 2003, the Company issued 7,155 shares of Common Stock to the holders of the January 2003 Notes for interest earned at $1.07 per share.

      On May 12, 2003, the Company issued $300,000 of promissory notes to Mr. O'Connor and Active Investors III, $100,000 and $200,000, respectively (the "Shareholder Notes"). The notes bear interest at an annual rate of 14% and are payable on demand. The Company repaid $235,500 of those Shareholder Notes with the proceeds of the May 20, 2003 private placement issuance of subordinated promissory notes and common stock purchase warrants.

      On May 20, 2003, the Company issued $235,500 of subordinated promissory notes to all of the Company's executive officers and directors and to certain shareholders (the "May 2003 Notes"). The notes are due on November 19, 2003 and bear interest at an annual rate of 14%. With the consent of the holders, the Company may elect to pay interest on the notes in shares of the Company's Common Stock, with the stock value based on the most recent closing bid price of the stock at the time the notes were executed or for the five trading days before such date, whichever is lower. The Company also issued warrants to purchase 82,425 shares of Common Stock exercisable at $0.86 per share in connection with the notes.

      The Company repaid the January 2003 Notes, the remaining balance of the Shareholder Notes and the May 2003 Notes in September 2003 with the proceeds of a private placement in August 2003 of $6,925,000 in promissory notes and common stock purchase warrants. The Company issued warrants to purchase 2,008,250 shares of Common Stock exercisable at $1.00 per share in connection with those August 2003 notes.

      Mr. O'Connor is also Chairman and Chief Executive Officer of Cameron Associates, Inc., a financial consulting and investor relations public relations firm, which has provided investor relations services to the Company since 1997. During the fiscal year ended June 30, 2003, the Company paid $60,500 to Cameron Associates, Inc. for such services.

      The Company believes that all of the foregoing transactions were entered into in good faith on fair and reasonable terms that are no less favorable to the Company than those that would be available in comparable transactions in arm's length dealings with unrelated third parties.

      TRANSACTIONS WITH STANLEY H. STREICHER AND RELATED ENTITIES. In April 2001, the Company relocated its corporate offices and entered into a lease agreement for its new corporate offices. At that time, the Company was obligated under a July 31, 1993 lease agreement covering the former corporate offices with the Company's Chairman, Stanley H. Streicher, the expiration of which lease was July 31, 2013. In May 2001, the Company entered into a sub-lease agreement with an unrelated third party for the lease of the Company's former corporate offices. In January 2002, Mr. Streicher canceled the lease covering the Company's former corporate offices and the Company assigned the sublease to Mr. Streicher, effective February 1, 2002. Under the terms of the lease cancellation and assignment of sublease, it was provided that Mr. Streicher would reimburse the Company on or before March 31, 2002 for the net book value of all leasehold improvements to its former corporate offices paid for by and carried on the books of the Company, as of April 30, 2001, which amount was $59,600.

      The Company has also been obligated to Mr. Streicher under two operating leases covering property utilized for division truck yards and offices, one of which expired in April 2002. While the second lease does not expire until August of 2015, Mr. Streicher sold the property covered by it to an unrelated third party in April 2003. In conjunction with the sale, Mr. Streicher assigned the lease to the purchaser of the property extinguishing any further obligation of the Company to Mr. Streicher under it. Rent expense paid to Mr. Streicher by the Company for the lease of its former corporate offices and the two division facilities was $12,000, $30,000, $23,000 and $88,000, for the fiscal years ended June 30, 2003 and 2002, the transition period ended June 30, 2001, and the fiscal year ended January 31, 2001.

      The related party account receivable from Streicher Enterprises, Inc. ("Enterprises"), an entity wholly owned by the Company's former Chairman, Stanley H. Streicher, amounted to approximately $52,000 and $204,000, and $583,000 at June 30, 2003, 2002 and 2001, respectively, and $540,000 at January
31, 2001 bearing interest at 8.25 percent per annum. Two promissory notes to the Company, one dated January 31, 1997, in the amount of $319,043 due January 31, 2007, and the second in the amount of $94,850 dated January 31, 1998 due January 31, 2007 (the "Notes"), represented most of the above account. Mr. Streicher personally guaranteed the principal of, and interest on, the Notes. Interest income on the account included approximately $25,000, $41,000 and $18,000 for the years ended June 30, 2003 and 2002 and the transition period ended June 30, 2001, respectively, and approximately $42,000 for the fiscal year ended 2001 relating to the account receivable from Enterprises. Enterprises was required to make annual payments of interest only with a final payment of all accrued interest and unpaid principal due on January 31, 2007. The account receivable was secured by a pledge of 360,213 shares of the Company's Common Stock owned by Supreme Oil Company, another entity wholly owned by Mr. Streicher.

      On April 1, 2002, Mr. Streicher and Supreme Oil Company Inc. and the Company entered into an agreement with respect to the repayment by Mr. Streicher and Supreme of the Notes and certain other debt (collectively, the "Debt"). In connection therewith, Supreme delivered to the Company additional shares of the Company's stock owned by Supreme, so that an aggregate of 533,088 shares of the Company's common stock owned by Supreme (the " Certificates") were pledged as security for the Debt.

      On June 12, 2002, Supreme sold 613,000 shares of the Company's Common Stock for aggregate gross proceeds of $711,080 and net proceeds of at least $680,000. On June 29, 2002, Mr. Streicher tendered $480,000 to the Company as partial repayment of the Debt. The Company informed Mr. Streicher and Supreme that it considered the failure to pay the remaining $200,000 to be a breach of the April 1, 2002 agreement and demanded immediate payment.

      On July 19, 2002, after Mr. Streicher and Supreme refused the Company's demand, the Company suspended further payments of salary to Mr. Streicher under his November 1, 2000 employment agreement. As of September 30, 2003, $214,803 in net after-tax salary due to Mr. Streicher under that employment agreement, as well as interest of $25,119 has been withheld by the Company and applied towards the repayment of amounts owed to the Company by Mr. Streicher.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information with respect to the beneficial ownership of our Common Stock as of October 23, 2003 by (a) each person who owns beneficially more than five percent of our outstanding Common Stock, (b) each director or director nominee who owns any such shares, (c) the executive officers or former executive officers and (d) our directors and executive officers as a group:

                                                                                                   Common Stock
                                                                                                 Beneficially Owned
                                                                                                      (1)(2)
                                                                                               ----------------------
                                                                                                 Shares       Percent
                                                                                               ---------      -------
Richard E. Gathright, President and Chief Executive Officer (3)                                  338,508        4.46%
Michael S. Shore, Senior Vice President and Chief Financial Officer (4)                           17,750         *
Paul C. Vinger, Senior Vice President, Fleet Operations and Corporate Planning (5)                46,250         *
Gary G. Williams, Senior Vice President, Commercial Operations (6)                                52,250         *
Timothy W. Koshollek, Vice President, Marketing (7)                                               57,000         *
Wendell R. Beard, Director (8)                                                                    29,625         *
Larry S. Mulkey, Director (9)                                                                     26,000         *
C. Rodney O'Connor, Director (10)                                                              1,129,933       13.49%
Robert S. Picow, Director (11)                                                                   223,101        2.99%
W. Greg Ryberg, Director (12)                                                                     99,125        1.35%
Active Investors II (13)                                                                       1,083,526       13.00%
Active Investors III (13)                                                                      1,094,588       13.12%
GM Johnston Family Limited Partnership (14)                                                      490,190        6.33%
Stanley H. Streicher, Former Chief Executive Officer (15)                                        641,157        8.13%
Triage Management LLC (16)                                                                       675,000        8.52%
All directors and executive officers as a group [10 persons] (17)                              2,019,542       21.79%

----------------
* Less than one percent.
(1) The address of each of the beneficial owners identified is c/o Streicher Mobile Fueling, Inc., 800 West Cypress Creek Road, Suite 580, Fort Lauderdale, Florida 33309.
(2) Based on 7,248,460 shares of Common Stock outstanding. Pursuant to the rules of the Securities and Exchange Commission (the "Commission"), certain shares of Common Stock which a person has the right to acquire within 60 days of October 23, 2003 pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but not the percentage ownership of any other person.
(3) Includes 337,008 shares issuable upon exercise of options and warrants that are presently exercisable. Excludes 166,667 shares issuable upon the exercise of options that are not presently exercisable.
(4) Includes 17,750 shares issuable upon the exercise of options and warrants that are presently exercisable. Excludes 64,000 shares issuable upon the exercise of options that are not presently exercisable.

(5) Includes 43,750 shares issuable upon the exercise of options and warrants that are presently exercisable. Excludes 28,000 shares issuable upon the exercise of options that are not presently exercisable.
(6) Includes 49,750 shares issuable upon the exercise of options and warrants that are presently exercisable. Excludes 32,000 shares issuable upon the exercise of options that are not presently exercisable.
(7) Includes 57,000 shares issuable upon the exercise of options that are presently exercisable. Excludes 28,000 shares issuable upon the exercise of options that are not presently exercisable.
(8) Includes 29,125 shares issuable upon the exercise of options and warrants that are presently exercisable.
(9) Includes 26,000 shares issuable upon the exercise of options and warrants that are presently exercisable.
(10) Includes 25,625 shares issuable upon the exercise of options that are presently exercisable. Excludes 332,448 shares owned by Mr. O'Connor's adult children, as to which shares Mr. O'Connor disclaims any beneficial ownership interest.
(11) Includes 32,625 shares issuable upon the exercise of options and warrants that are presently exercisable.
(12) Includes 29,125 shares issuable upon the exercise of options and warrants that are presently exercisable.
(13) Active Investors II and Active Investors III are private funds managed by Fundamental Management Corporation of which Mr. O' Connor and Mr. Picow are directors and shareholders, however, they disclaim any beneficial ownership interest in these shares.
(14) Includes 14,00 shares issuable upon the exercise of warrants that are presently exercisable
(15) Includes 641,157 shares owned by Supreme Oil Company, Inc., of which Stanley H. Streicher owns 100% of the outstanding capital stock.
(16) The holdings of Triage Management LLC consist of warrants to purchase Common Stock (the "Warrants") that are owned and presently exercisable by Triage Offshore Fund, Ltd. (430,000 Warrants), by Triage Capital Management, L.P. (170,000 Warrants) and by the IRA of Leon Frenkel (75,000 Warrants). Triage Management LLC, Triage Offshore Fund, Ltd., Triage Capital Management, L.P., Leon Frenkel and Triage Advisors, LLC (collectively, the "Triage Persons"), may be deemed to be members of a group within the meaning of Section 13(d)(3) (a "Group"), which in the aggregate may be deemed to beneficially own, by reason of exercise right, all of the shares underlying the Warrants. Each of the Triage Persons disclaims membership in the Group and disclaims beneficial ownership of any shares other than those shares such Triage Person has sole dispositive and voting power over.
(17) Includes 647,758 shares issuable upon the exercise of presently exercisable options and warrants. Excludes 318,667 shares issuable upon the exercise of options that are not presently exercisable.

                                PERFORMANCE TABLE

      The following table shows the cumulative total shareholder return of the Company's Common Stock over the fiscal period ended June 30, 2003 and 2002, the five-month transition period ended June 30, 2001, and the fiscal periods ended January 31, 2001, 2000, 1999 and 1998 as compared to the total returns of the NASDAQ Stock Market Index and Russell 2000 Index. Returns are based on the change in year-end to year-end price and assume reinvested dividends. The table assumes $100 was invested on January 31, 1998 in the Company's Common Stock, NASDAQ Stock Market Index and Russell 2000 Index.

                                                         5-month
                                                        Transition
                                                         Period
                                    6/30/03    6/30/02   6/30/01      1/31/01    1/31/00     1/31/99    1/31/98
                                    -------    -------  ----------    -------    -------     -------    -------
  Streicher Mobile Fueling, Inc.     $30.00    $35.00     $40.00       $60.00    $170.00      $55.00    $100.00
  NASDAQ Stock Market US            $102.00    $92.00    $135.00      $171.00    $244.00     $156.00    $100.00
  Russell 2000 Index                $112.00   $114.00    $125.00      $122.00    $118.00     $100.00    $100.00


                 COMPARISON OF 65 MONTH CUMULATIVE TOTAL RETURN*
                      AMONG STREICHER MOBILE FUELING, INC.
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                           AND THE RUSELL 2000 INDEX


[OBJECT OMITTED]


* $100 invested on 1/31/98 in stock or index-including reinvestment of dividends.
  Fiscal year ending June 30.

              PROPOSAL TO RATIFY THE ISSUANCE OF 2,008,250 WARRANTS
                   TO PURCHASE COMMON STOCK AT $1.00 PER SHARE

                                (PROPOSAL NO. 2)

      On July 23, 2003, the Company's shareholders approved a proposal (the "Special Proposal") to authorize the Board of Directors to exercise its discretion under state law, notwithstanding limitations on that discretion imposed by rules of the Nasdaq Stock Market, to approve the issuance by the Company of:

o not more than 5,000,000 shares of Common Stock in one or more private placements of Common Stock, Common Stock purchase warrants or debt instruments convertible into Common Stock (the "Securities")

o     for aggregate consideration of not more than $10,000,000

o at any time during the six (6) months following approval of the proposal, even if such issuance

o is done at a negotiated price that may be deemed to be as much as 50% below "market value" (as defined by Nasdaq Stock Market Rules), and

o includes purchases of some or all of the Securities at such negotiated price to officers or directors of the Company or their affiliates,

o     so long as the price and other terms of the transaction are

      o     unanimously approved by the entire Board of Directors, and

      o either (a) approved by the Audit Committee or another committee comprised entirely of independent, non-purchasing members of the Company's Board of Directors or (b) if no such committee is available, subsequently ratified by a vote of the pre-transaction shareholders not less than three (3) months following the closing of the transaction.

As explained in the proxy statement for the Special Proposal dated June 30, 2003, shareholder approval of the Special Proposal was required by Nasdaq Stock Market Rule 4350(i)(I)(D), (the "Private Placement Rule"). The Private Placement Rule requires shareholder approval for the issuance in a transaction not involving a public offering of voting securities equal to twenty percent (20%) or more of the total voting securities of a company at less than "market value", as defined by Nasdaq rules, prior to such issuance.

      Since the approval of the Special Proposal, Philadelphia Brokerage Corporation ("PBC") acted as placement agent for the sale by the Company of up to $7.5 million in Senior Secured Notes (sold in $50,000 Units comprised of a $50,000 Senior Secured Note (the "Notes") and 12,500 warrants to purchase shares of the Company's Common Stock (the "Warrants")) to accredited investors and institutions (the "Offering"). The Company ultimately raised $6.925 million in gross proceeds in the Offering, which allowed it to refinance all of its outstanding equipment debt in a manner which defers principal repayments for two years, thereby improving cash flow, repay all of its outstanding subordinated debt, and generate additional in working capital for business expansion by a $2.9 million pay down of its line of credit with its primary lender . In addition to the issuance of $6.925 million in five-year term Notes from August 29, 2003, the Company issued Warrants to purchase 2,008,250 shares of Common Stock, including 277,000 Warrants issued to PBC.

      The Warrants have:

o     a five year term;

o     are exercisable at $1.00 per share;

o are redeemable by the Company at any time after 30 months from closing, February 28, 2006; and

o     have demand and piggy-back registration rights.

The Warrants issued to PBC are the same as the Warrants issued to the investors in the Offering except that they are not redeemable by the Company and carry "cashless" exercise rights. PBC also received a cash commission of $346,250 for the Offering.

      When the terms of the Offering were being negotiated with prospective purchasers in early August of 2003, the Company's thinly traded stock was trading close to $1.00 per share, including the closing bid price by which Nasdaq measures "market value" for purposes of the Private Placement rule. Because the transaction terms had to be specified before the Offering began and it would have been impracticable to change the price after the Offering had already begun, and based on feedback from prospective investors, the Warrant exercise price (which was initially set at the higher of $1.00 or Nasdaq market value) was fixed by the Company and PBC at $1.00 per share. On August 28, 2003, the day before the sale of the first Notes closed on August 29, 2003, the closing bid price was $1.06. Since that time, the trading price, including in most instances the closing bid price, has been slightly higher, generally wavering around $1.20, which was the closing trade price on October 2, 2003, albeit still at low volumes. Detailed information concerning the daily trading prices and volumes of the Company's common stock (Nasdaq Small Cap: FUEL) are available at various websites, including WWW.NASDAQ.COM.

      Accordingly, the Offering met the parameters of the Special Proposal as to the number of shares, the aggregate consideration, the minimum price, and the Offering being made within three (3) months of shareholders approval. As required, the Company's Board of Directors unanimously approved the transaction effective August 29, 2003. .

      Prior to the Offering, subordinated promissory notes in the aggregate principal amount of $232,267 were held by members of the Company `s Board of Directors. Because the refinancing of the Company's equipment debt via the Offering raised $6.925 million in proceeds, there were sufficient funds raised to (a) repay all $2.47 million in outstanding equipment debt; (b) pay down the line of credit owed to the Company's primary lender by $2.9 million; and
(c) with the
consent of its primary lender, repay all $1,051,222 of the Company's outstanding subordinated debt, including the $232,267 owed to members of the Board and $15,000 owed to executive officers. At the time the Special Proposal was submitted to the shareholders, the Company had not yet commenced the Offering or negotiated the terms of the Notes and Warrants with prospective purchasers. At that time, the prospect of repaying all outstanding subordinated debt with proceeds of the Offering, including that held by members of the Board of Directors, was considered doubtful and was therefore not included in the Special Proposal. The Company's directors and executive officers who were repaid for their respective subordinated promissory notes with the proceeds of the Offering were as follows:

      -------------------------------------------------------------------------
                                   PRINCIPAL AMOUNT       AMOUNT RECEIVED FROM
               NAME               OF PROMISSORY NOTE      OFFERING PROCEEDS(1)
      -------------------------------------------------------------------------
      DIRECTORS
      -------------------------------------------------------------------------
      C. Rodney O' Connor              $150,000.00             $153,375.00
                                         21,767.00               22,017.14
      -------------------------------------------------------------------------
      Wendell R. Beard                   10,000.00               10,115.07
      -------------------------------------------------------------------------
      Larry S. Mulkey                    10,000.00               10,115.07
      -------------------------------------------------------------------------
      Richard E. Gathright(2)            10,500.00               10,620.82
      -------------------------------------------------------------------------
      Robert S. Picow                    20,000.00               20,230.14
      -------------------------------------------------------------------------
      W. Greg Ryberg                     10,000.00               10,115.07
      -------------------------------------------------------------------------
      EXECUTIVE OFFICERS
      -------------------------------------------------------------------------
      Michael S. Shore                    5,000.00                5,057.53
      -------------------------------------------------------------------------
      Paul C. Vinger                      5,000.00                5,057.03
      -------------------------------------------------------------------------
      Gary G. Williams                    5,000.00                5,057.03
      -------------------------------------------------------------------------

      (1) Includes interest.
      (2) Mr. Gathright is also the Company's President and Chief Executive Officer.

      Even though no officers, directors or affiliates of the Company participated in the Offering, and notwithstanding the relatively modest amounts of subordinated debt repaid to most of the directors, the Board determined that none of the directors could be considered truly "independent" for purposes of having the Offering approved by a completely independent Board committee. Thus, in order to meet this last term of the Special Proposal, the Company's shareholders are being asked to ratify the price and other terms of the Offering at the annual shareholders meeting.


      Management believes that the Offering was in the best interests of the Company and its shareholders and that the shareholders should vote to ratify the price and other terms of the Offering. Because principal payments on the Notes are deferred until August 28, 2005, with a $2.8 million balloon payment due at maturity on August 28, 2008, the $6.925 million raised in the Offering will improve the Company's cash flow by $2.8 million over the next two years. By the $2.9 million pay down of the line of credit, the Offering also makes additional funds immediately available to the Company for working capital and expansion. An added benefit of the financing was a $757,000 cash prepayment discount received from the largest of the Company's former equipment lenders, which helped to offset the sales commissions paid to PBC as well as other transactional costs of the Offering. The savings from this early repayment of debt will be reflected as income in the Company's first quarter ending
September 30, 2003. The Company will also report a $1.8 million increase in shareholders' equity for the Warrants issued. Finally, the difference between the Warrant exercise price of $1.00 and the higher market price when the Warrants were issued will be reflected as additional interest expense of approximately $175,000, which will be amortized over the five year term of the Notes.


      Management believes that the stronger balance sheet and improved cash flow resulting from the Offering has improved the Company's competitive position going forward, as the additional working capital will support the expansion of the Company's business in existing markets and its entry into new markets. More details concerning the terms of the Offering and its impact on the Company's financial position may be found in the Company's annual report on Form 10-K, which is available at www.sec.gov.

      The Board of Directors urges all of the Company's shareholders to send in their proxies for the meeting, however, you should be aware that because the members of the Board of Directors or their affiliates currently control, directly or indirectly, 3,549,899 shares of our Common Stock, or 48.97% of the outstanding shares, shareholder ratification of the price and other terms of the Offering, already unanimously approved by the entire Board of Directors, is almost certain.

                        THE BOARD OF DIRECTORS RECOMMENDS
         A VOTE "FOR" RATIFICATION OF THE ISSUANCE OF 2,008,250 WARRANTS
                   TO PURCHASE COMMON STOCK AT $1.00 PER SHARE


                                  OTHER MATTERS

      As of the date of this proxy statement, the Board does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the shareholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

                      FEES PAID TO OUR INDEPENDENT AUDITORS

AUDIT FEES

      The aggregate fees billed by KPMG LLP for professional services rendered for the audit of our financial statements for the year ended June 30, 2003, including reviews of the financial statements included in our quarterly reports of Form 10-Q, were $117,700.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

      KPMG LLP billed no fees for professional services rendered to us for information technology services relating to financial information systems design and implementation during the year ended June 30, 2003.

ALL OTHER FEES

      Other fees billed by KPMG LLP for services rendered to us, other than the services described above under "Audit Fees", totaled $28,920 for the year ended June 30, 2003 and covered audit related fees in connection with the Company's S-3 registration, the conversion of subordinated promissory notes, private placements, and other related services.

                              SHAREHOLDER PROPOSALS

      Shareholders interested in presenting a proposal for consideration at our 2004 Annual Meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Act of 1934, as amended, and our Bylaws. To be eligible for inclusion in our proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by our Corporate Secretary no later than June 30, 2004. If the date of the 2004 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2003 Annual Meeting, any such proposals must be submitted no later than the close of business on the later of the 60th day prior to the 2004 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

                                       By Order of the Board of Directors
                                       RICHARD E. GATHRIGHT
                                       President, Chief Executive Officer and
                                       Director

Ft. Lauderdale, Florida
October 28, 2003

                                   APPENDIX A

                         STREICHER MOBILE FUELING, INC.
                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

                                  MAY 14, 2003


PURPOSE

      The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") of Streicher Mobile Fueling, Inc. (the "Company"). This charter specifies the scope of authority and responsibility of the Committee. The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities, primarily through:

      o overseeing management's conduct of the Company's financial reporting process and systems of internal accounting and financial controls;

      o monitoring the independence and performance of the Company's outside auditors; and

      o providing an avenue of communication among the outside auditors, management and the Board.


COMPOSITION

      1. The Committee shall have at least three (3) members at all times, each of whom must be independent of management, as well the Company and each of its affiliates. A member of the Committee shall be considered independent if

            (a) he or she is not an officer, director or employee of the Company;

            (b) he or she does not receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or its affiliates other than in connection with serving on the Committee or as a member of the Board, except to the extent permitted by the rules of the Securities and Exchange Commission ("SEC") and the Nasdaq Stock Market ("Nasdaq");

            (c) he or she was not, at anytime during the past three years, a partner or employee of the Company's current or former outside auditor who worked on the Company's audit during such three year period;

            (d) he or she is not an "affiliated person" as defined by rules of the SEC and Nasdaq;

            (e) he or she meets all other requirements for independence imposed by law, including but not limited to SEC and Nasdaq rules.

      2. All members of the Committee shall have a practical knowledge of finance and accounting and be able to read and understand fundamental financial statements at the time of their respective appointments to the Committee. In addition, members may be required to participate in continuing education if required by SEC or Nasdaq rules.

      3. At least one member of the Committee shall be a "financial expert" as defined by SEC and Nasdaq rules.

      4. Each member of the Committee shall be appointed by the Board and shall serve until the earlier to occur of the date on which he or she shall be replaced by the Board, resigns from the Committee, or resigns from the Board.


MEETINGS

      1. The Committee shall meet as frequently as circumstances dictate, but no less than four times annually. The Board shall name a chairperson of the Committee, who shall prepare and/or approve an agenda in advance of each meeting. A majority of the members of the Committee shall constitute a quorum. The Committee shall maintain minutes or other records of meetings and activities of the Committee.

      2. The Committee shall, through its chairperson, report regularly to the Board following the meetings of the Committee, addressing such matters as the quality of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the outside auditors, the performance of the internal audit function or other matters related to the Committee's functions and responsibilities.


RESPONSIBILITIES AND DUTIES

      The Committee's principal responsibility is one of oversight. The Company's management is responsible for preparing the Company's financial statements and the outside auditors are responsible for auditing and/or reviewing those financial statements. In carrying out these oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditors' work.

      The Committee's specific responsibilities are as follows:

      GENERAL

      3. The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Company shall have unrestricted access to members of management and other employees of the Company, as well as all information relevant to the carrying out of its responsibilities.

      4. The Committee shall, with the assistance of management, the outside auditors and legal counsel, as the Committee deems appropriate, review and evaluate, at least annually, this charter. The Committee shall then report and make recommendations to the Board with respect to the changes, if any, which it believes are necessary or appropriate.

      5. The current charter will be included in the proxy statement for the Company's annual meetings of shareholders at least once every three years or as often as may otherwise be prescribed by SEC or Nasdaq rules.

      6. The Committee shall prepare annual reports of the Committee for inclusion in the proxy statements for the Company's annual meetings as required by SEC and Nasdaq rules.

      7. The Committee shall, in addition to the performance of the duties described in this charter, undertake such additional responsibilities as from time to time may be:

            (a) delegated to it by the Board;

            (b) required by law, including but not limited to federal securities laws and SEC or Nasdaq rules; or

            (c) deemed to be reasonably necessary, in the Committee's discretion, in order to carry out the duties prescribed by this charter.

      8. The Committee is empowered to retain, at the Company's expense, independent counsel, accountants or others for such purposes as the Committee, in its sole discretion, determines to be appropriate to carry out its responsibilities.

      INTERNAL CONTROLS AND RISK ASSESSMENT

      9. The Committee shall review annually, with management and the outside auditors, if deemed appropriate by the Committee:

            (a) the internal audit budget, staffing and audit plan;

            (b) material findings of internal audit reviews and management's response, including any significant changes required in the internal auditor's audit plan or scope and any material difficulties or disputes with management encountered during the course of the audit; and

            (c) the effectiveness of or weaknesses in the Company's internal controls, including computerized information system controls and security, the overall control environment and accounting and financial controls.

            10. The Committee shall obtain from the outside auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and review the correction of controls deemed to be deficient.

      11. The Committee shall review the appointment, performance and replacement of the senior internal auditing executive, and the activities, organizational structure and qualifications of the persons responsible for the internal audit function.

      12. The Committee shall establish procedures for:

            (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

            (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

            13. The Committee shall review major financial risk exposures and the guidelines and policies which management has put in place to govern the process of monitoring, controlling and reporting such exposures.

      OUTSIDE AUDITORS; THEIR PERFORMANCE AND INDEPENDENCE

      14. The outside auditors are ultimately accountable to the Board and the Committee, as the representatives of the shareholders of the Company, but shall report to the Committee. The Committee shall be directly responsible for the engagement and termination (subject, if applicable, to shareholder ratification), compensation and oversight of the work of any independent auditor engaged by the Company for the purpose of preparing or issuing an audit report or related work. The Committee shall select any such outside auditors, which selection may then be submitted by the Board to the shareholders for approval in any proxy statement.

      15. The Committee shall:

            (a) confer with the outside auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries;

            (b) review the scope, plan and procedures to be used on the annual audit, as recommended by the outside auditors;

            (c) review the results of the annual audits and interim financial reviews performed by the outside auditors, including:

                (i) the outside auditors' audit of the Company's annual
            financial statements, accompanying footnotes and its report thereon;

                (ii) any significant changes required in the outside auditors'
            audit plans or scope;

                (iii) any material differences or disputes with management encountered during the course of the audit (the Committee to be responsible for overseeing the resolution of such differences and disputes);

                (iv) any material management letter comments and management's responses to recommendations made by the outside auditors in connection with the audit;

                (v) matters required to be discussed by Statement on Auditing
            Standards No. 61, as amended (Communications with Audit Committees), relating to the conduct of the audit;

            (d) authorize the outside auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

            (e) obtain from the outside auditors assurance that they have complied with Section 10A, as amended, of the Securities Exchange Act of 1934.

      16. The Committee shall inquire into any accounting adjustments that were noted or proposed by the outside auditors but were "passed" as immaterial or otherwise.

      17. The Committee shall inquire as to any matters that were referred to the outside auditors' national office relating to accounting policies and/or financial statement disclosure within the Company's financial statements and, to the extent deemed appropriate, request an opportunity to address such issues directly with a representative of such national office.

      18. The Committee shall, at least annually, obtain and review a report by the independent auditors' describing:

            (a) the outside auditors' internal quality control procedures;

            (b) any material issues raised by the most recent internal quality-control review or peer review of the outside auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditors, and any steps taken to deal with any such issues.

      19. Pre-approval by the Committee shall be required with respect to the fees for all audit and other services performed by the outside auditors as negotiated by management.

      20. If and to the extent that non-audit services are proposed to be rendered to the Company by the outside auditors and those non-audit services are permissible under law, including SEC and Nasdaq rules, the approval of the Committee must be obtained in advance of any engagement of the outside auditors to render such services. The Committee shall not approve the engagement of the outside auditors to render non-audit services prohibited by law or rules and regulations promulgated by the SEC. The Committee shall consider whether the provision of non-audit services is compatible with maintaining the outside auditors' independence, including, but not limited to, the nature and scope of the specific non-audit services to be performed and whether the audit process would require the outside auditors to review any advice rendered by the outside auditors in connection with the provision of non-audit services. The Committee may delegate pre-approval authority to a member of the Committee or a subcommittee of the Committee. In such case, the member or subcommittee to whom such authority is delegated shall report any such approvals to the Committee at or prior to its next meeting.

      21. The Committee shall receive from the outside auditors on a periodic basis a formal written statement delineating all relationships between the outside auditors and the Company, consistent with the Independence Standards Board, Standard No. 1, regarding relationships and services, which may impact the objectivity and independence of the outside auditors, and other applicable standards. The statement shall include a description of all services provided by the outside auditors and the related fees. The Committee shall actively engage in a dialogue with the outside auditors regarding any disclosed relationships or services that may impact the objectivity and independence of the outside auditors and shall evaluate, after gathering information from management, and other Board members, the performance of the outside auditors and shall take any action which it deems necessary and appropriate to satisfy itself of the independence of the outside auditors. The Committee may establish policies for the hiring of current or former employees or partners of the outside auditors.

      22. The Committee shall require a rotation of the outside auditors' lead audit partner no less than every five years.

      FINANCIAL REPORTING

      23. The Committee shall review and discuss with the outside auditors and management the Company's audited annual financial statements that are to be included in the Company's annual report on Form 10-K and the outside auditors' opinion with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application of such accounting principles; and determine whether to recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K for filing with the SEC.

      24. The Committee shall review and discuss with the outside auditors and management, and require the outside auditors to review, the Company's interim financial statements to be included in the Company's quarterly reports on Form 10-Q prior to filing such reports with the SEC.

      25. The Committee shall review and discuss:

            (a) the existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves and the Company's accounting principles;

            (b) all critical accounting policies identified to the Committee by the outside auditors;

            (c) major changes to the Company's accounting principles and practices, including those required by professional or regulatory pronouncements and actions, as brought to its attention by management and/or the outside auditors; and

            (d) material questions of choice with respect to the appropriate accounting principles and practices to be used in the preparation of the Company's financial statements, as brought to its attention by management and/or the outside auditors.

      26. The Committee shall review and discuss the Company's disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in any annual or quarterly report, or other report or filing filed with the SEC.

      27. The Committee shall review all earnings press releases of the Company, as well as financial information and earnings guidance, if any, provided by the Company to analysts and rating agencies.

      28. Any transaction involving the Company and any related party in which the parties' relationship could enable the negotiation of terms on other than an independent, arms'-length basis must be approved by the Committee.

      29. The Committee shall discuss with the outside auditors any item not reported as a contingent liability or loss in the Company's financial statements as a result of a determination that such item does not satisfy a materiality threshold. The Committee shall review with the outside auditors the quantitative and qualitative analysis applied in connection with such assessment of materiality, including, without limitation, the consistency of such assessment with the requirements of SEC Staff Accounting Bulletin No. 99.

      30. The Committee shall review and consider other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Committee may, in its discretion, determine to be advisable.

      31. The Committee shall meet at least annually with management, the internal auditor and the outside auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately.

      COMPLIANCE WITH LAWS, REGULATIONS AND POLICIES

      32. The Committee shall review with management actions taken to ensure compliance with any code of ethics or conduct for the Company established by the Board. The Committee shall review conduct of executive officers and directors alleged to be in violation or potential violation of such code and, in appropriate instances, grant a waiver of the relevant provisions of the code for specific individuals. The Committee may direct the Company to take remedial, disciplinary or other measures against executive officers and directors who have violated the code and to promptly make appropriate public disclosure of any waiver of, or change in, the code applicable to executive officers or directors.

      33. The Committee shall review with the Company's legal counsel any legal compliance matters that could have a significant, adverse impact on the Company's financial statements.

      34. The Committee shall periodically review the rules promulgated by the SEC and Nasdaq relating to the qualifications, activities, responsibilities and duties of audit committees and shall take, or recommend that the Board take, appropriate action to comply with such rules.

                         STREICHER MOBILE FUELING, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON DECEMBER 11, 2003

      The undersigned hereby appoints Richard E. Gathright and Michael S. Shore, and each of them as proxies, each with full power of substitution and authorizes them to represent and to vote, as designated on the reverse side of this form, all the shares of Common Stock of Streicher Mobile Fueling, Inc. held of record by the undersigned on October 23, 2003, at the Annual Meeting of Shareholders to be held on December 11, 2003, at 9:00 a.m. at Sheraton Suites Cypress Creek, 555 NW 62nd Street, Fort Lauderdale, Florida, or any adjournment or postponement of such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS LISTED HEREIN.

                               (SEE REVERSE SIDE)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS

                         STREICHER MOBILE FUELING, INC.

                                DECEMBER 11, 2003

              _|_ Please Detach and Mail in the Envelope Provided _|_

 |X|  PLEASE MARK YOUR
      VOTES AS INDICATED
      IN THIS EXAMPLE

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                        A VOTE FOR ALL OF THE PROPOSALS.

1.    ELECTION OF DIRECTORS

               VOTE FOR all
            nominees listed at
         right, except as marked          VOTE WITHHELD
           to the contrary below          from all nominees
                    [ ]                         [ ]     NOMINEES:
(Instruction:  To withhold authority for any               WENDELL R. BEARD
individual nominee, write that nominee's name              RICHARD E. GATHRIGHT
on the space provided below.)                              LARRY S. MULKEY
_______________________________________                    C. RODNEY O'CONNOR
                                                           ROBERT S. PICOW
                                                           W. GREG RYBERG

2. RATIFY THE COMPANY'S PRIVATE PLACEMENT OF 2,008,250 COMMON STOCK PURCHASE WARRANTS IN CONNECTION WITH THE SALE OF $6.925 MILLION OF SENIOR SECURED PROMISSORY NOTES. .

3. IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

__________________  ____________________________    Dated: ______________, 2003
(SIGNATURE)         (SIGNATURE, IF HELD JOINTLY)

NOTE: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.